EHIBIT 23.1

CONSENT

The Board of Directors
Network-1 Security Solutions, Inc.

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 on Form S-1 Registration Statement (No. 333-143710) and the Registration Statement Form S-8 pertaining to the Network-1 Security Solutions, Inc. and to the incorporation by reference therein of our report dated March 25, 2009 related to the financial statements of Network-1 Security Solutions, Inc. for the years ended December 31, 2008 and 2007 included in its Annual Report on Form 10-K for the years ended December 31, 2008 and 2007 filed with the Securities and Exchange Commission.

/s/ Radin, Glass & Co., L.P.
Radin, Glass & Co., LP
Certified Public Accounts